Exhibit 10.27
AMENDMENT NO. 6 TO
EMPLOYMENT AGREEMENT
     This is an Amendment dated as of February 13, 2008 (the “Amendment”) to the Employment Agreement (as hereinafter defined) by and between SELECT MEDICAL CORPORATION, a Delaware corporation (the “Employer”), and PATRICIA A. RICE, an individual (the “Employee”).
Background
     A. The Employer and the Employee executed and delivered that certain Employment Agreement dated as of March 1, 2000, that certain Amendment No. 1 to Employment Agreement dated as of August 8, 2000, that certain Amendment No. 2 to Employment Agreement dated as of February 23, 2001, that certain Amendment No. 3 to Employment Agreement dated as of December 10, 2004, that certain Amendment No. 4 to Employment Agreement dated as of February 24, 2005, and that certain Amendment No. 5 to Employment Agreement dated as of April 27, 2005 (as amended, the “Employment Agreement”). The Employer and the Employee now desire to further amend the Employment Agreement as hereinafter provided.
     B. Accordingly, and intended to be legally bound hereby, the Employer and the Employee agree as follows:
Agreement
     1. The following new sentence is added to the end of Section 1.03 of the Employment Agreement:
“In carrying out her duties hereunder, the Employee may use her office in Mechanicsburg, Pennsylvania, and/or her home offices in Nicholasville or Lexington, Kentucky and St. Petersburg, Florida.”
     2. Effective as of the first of the Company’s payroll periods beginning after January 1, 2008, the Employee’s annual base salary under Section 3.01 of the Employment Agreement shall be increased to $750,000.
     3. The first sentence of Section 3.04 of the Employment Agreement is hereby amended and restated in its entirety as follows:
“The Employee shall receive benefits under the Employer’s Paid Time Off (PTO) & Extended Illness Days (EID) policy in effect from time to time.”
     4. The portion of the first sentence of Section 5.01(a) of the Employment Agreement which appears before clause (A) is hereby amended and restated as follows:

“(a) Certain Terminations Following a Change of Control. If, during the Term, there should be a Change of Control (as defined in Section 5.02), and within the one-year period immediately following the Change of Control, the Employee’s employment with the Employer (i) is terminated by the Employer without cause as defined in Section 2.02(b), or (ii) is terminated by the Employee for any reason, then on or before the Employee’s last day of providing services hereunder, in lieu of any other rights to cash compensation she may have under this Agreement which have not accrued by such date, including any compensation pursuant to Section 2.02(d),”
     5. Except as amended hereby, the Employment Agreement shall continue in effect in accordance with its terms.
     IN WITNESS WHEREOF, the parties have executed this Amendment No. 6 to Employment Agreement as of the date first above written.

SELECT MEDICAL CORPORATION
By:	/s/ Robert A. Ortenzio
Robert A. Ortenzio,
Chief Executive Officer

/s/ Patricia A. Rice
Patricia A. Rice